Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (No. 333-230155, No. 333-223664, No. 333-218544 and No. 333-210521) and Form S-3 (No. 333-228529, No. 333-224180 and No. 333-218545) of Proteostasis Therapeutics, Inc. of our report dated March 10, 2020 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 10, 2020